EXHIBIT 99

PRESS RELEASE DATED JULY 27, 2005

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations
and Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS SECOND QUARTER 2005 RESULTS AND LOWERS 2005 EPS GUIDANCE

MINNEAPOLIS, MINNESOTA, July 27, 2005 - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.38 per share for the second quarter ended June 30, 2005, 9.5 percent lower than second quarter earnings of $0.42 per share in 2004.  Second quarter net sales increased 23.4 percent to a record $879.9 million from $712.9 million in the second quarter of 2004.  Excluding the impact of acquisitions, net sales increased by 7.6 percent.

“This quarter’s performance has improved from the first quarter, but continues to reflect margin pressures associated with higher costs and limited volume growth,” said Jeff Curler, Bemis Company Chairman, President and Chief Executive Officer. “Selling prices have been adjusted to reflect higher flexible packaging raw material costs, but margin improvement has been impacted by customer order patterns and generally higher operating costs.  We have focused engineering efforts on cost reduction, improved production efficiency and successful implementation of new capacity in areas of strong demand.  While we expect the second half of 2005 to improve over the first half, we have reduced our earnings per share expectations for the total year.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing about 82 percent of total company net sales, reported net sales of $724.7 million in the second quarter, an increase of 28.4 percent compared to the same quarter in 2004.  Excluding the impact of acquisitions, net sales increased by 8.5 percent, primarily reflecting price increases.  Currency effects accounted for about one percent of sales growth.  Operating profit for the second quarter was $80.7 million, an increase of 2.7 percent from $78.6 million in the second quarter of 2004.  As a percentage of net sales, operating profit decreased to 11.1 percent from 13.9 percent a year ago.

Commenting on the flexible packaging business segment results for the quarter, Curler said, “Higher resin costs, a shift in customer order patterns and a highly competitive environment have dampened operating profit in 2005.  While selling prices have been adjusted to reflect the higher raw material costs, the process took longer than anticipated and much of the benefit will be recognized during the second half of the year.  We are receiving new business with value added products in both North America and Europe, although the scaling up of orders is taking longer than anticipated.  Our joint venture in Mexico, which has struggled during the past year, will benefit during the second half of the year from new operations management and continued support from our North American flexible packaging management team.  We continue to be very pleased with our recent acquisition of Dixie Toga.  While the results for the second quarter were modestly accretive to earnings per share, Dixie Toga’s business is seasonally stronger during the second half of the year.”

Pressure Sensitive Materials

Second quarter net sales from the pressure sensitive materials business segment rose to $155.2 million, a 4.4 percent increase from the second quarter of 2004.  Currency effects increased net sales by about 2.4 percent.  Operating profit for the second quarter of 2005 was $9.3 million, equal to operating profit for the second quarter of 2004.  As a percentage of net sales, operating profit decreased to 6.0 percent from 6.3 percent a year ago.

Commenting on the results of the pressure sensitive materials business segment, Curler said, “Operating margins in our pressure sensitive materials business have stabilized after several years of volatility.  We continue to focus our efforts on improving sales mix and providing product innovation to the graphics and technical products markets.  We are excited about the opportunities for new business in this segment and anticipate steady operating profit improvement as this business grows.”

Other Costs (Income), Net

Other costs and income includes a $0.5 million restructuring charge related to the sale of a plant that was closed during 2003, and $0.8 million of currency exchange loss.  During the second quarter of 2004, other costs and income included $2.8 million of equity income from the Company’s Brazilian joint venture with Dixie Toga.  In 2005, this joint venture is accounted for on a consolidated basis and the related results for the second quarter of 2005 are included in flexible packaging operating profit.

Capital Structure

Total debt as of June 30, 2005 was $845.8 million, an increase of $306.2 million from December 31, 2004.  This increase primarily reflects the impact of the January 2005 acquisition of Dixie Toga for about $250 million cash price and $32.9 million of assumed debt.  Debt to total capitalization was 35.4 percent at June 30, 2005, compared to 26.7 percent at December 31, 2004.

Interest Expense

Interest expense for the second quarter of 2005 increased to $9.9 million compared to $3.9 million during the same quarter of 2004.  Of the total $6.0 million increase, $3.0 million is attributable to acquisition financing for Dixie Toga, $0.7 million is related to debt assumed in the acquisition, and the remainder is related to higher interest rates compared to the second quarter of 2004.

2005 Earnings Outlook

Management expects each quarter of 2005 to show sequential improvement and expects third quarter 2005 diluted earnings per share to be in the range of $0.40 to $0.43 per share.  Management is lowering guidance for the full year 2005 to $1.50 to $1.55 per share to reflect reduced customer volume trends and a change in the planned sales mix.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its second quarter 2005 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2004 net sales of $2.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 15,700 individuals in 62 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, changes in customer order patterns, timing of installation of new equipment and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2004.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$879,888	$712,924	$1,711,757	$1,396,961

Costs and expenses:
Cost of products sold	711,988	558,474	1,388,587	1,098,553
Selling, general and administrative expenses	81,459	71,906	167,664	141,887
Research and development	5,986	5,695	11,834	10,755
Interest expense	9,902	3,925	18,340	6,525
Other costs (income), net	1,354	(2,071)	1,879	(5,856)
Minority interest in net income	1,063	124	2,393	199

Income before income taxes	68,136	74,871	121,060	144,898

Provision for income taxes	26,900	29,100	47,600	56,100

Net income	$41,236	$45,771	$73,460	$88,798

Basic earnings per share of common stock	$.38	$.43	$.69	$.83

Diluted earnings per share of common stock	$.38	$.42	$.68	$.82

Cash dividends paid	$.18	$.16	$.36	$.32

Weighted average common shares outstanding	107,164	106,893	107,092	106,846
Weighted average common shares and common stock equivalents outstanding	108,540	107,963	108,476	107,747

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	June 30, 2005	Dec 31, 2004
ASSETS

Cash	$120,151	$93,898
Accounts receivable, net	457,226	356,944
Inventories, net	412,401	387,414
Prepaid expenses	39,158	35,511
Total current assets	1,028,936	873,767

Property and equipment, net	1,098,489	938,574

Goodwill	590,837	442,181
Other intangible assets, net	120,997	65,396
Deferred charges and other assets	132,704	166,825
Total	844,538	674,402

TOTAL ASSETS	$2,971,963	$2,486,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$3,430	$912
Short-term borrowings	27,490	4,830
Accounts payable	328,673	277,989
Accrued salaries and wages	63,489	68,269
Accrued income and other taxes	9,897	23,143
Total current liabilities	432,979	375,143

Long-term debt, less current portion	814,875	533,886
Deferred taxes	181,359	173,872
Deferred credits and other liabilities	154,516	93,003
Total liabilities	1,583,729	1,175,904

Minority interest	24,009	2,973

Stockholders’ equity:
Common stock issued (115,970,555 and 115,750,189 shares)	11,597	11,575
Capital in excess of par value	267,202	263,266
Retained income	1,286,610	1,251,695
Other comprehensive income (loss)	49,160	31,674
Treasury common stock (8,803,061 and 8,803,061 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,364,225	1,307,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,971,963	$2,486,743

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities
Net income	$73,460	$88,798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,393	67,461
Minority interest in net income	2,393	199
Stock award compensation	7,626	7,450
Deferred income taxes	6,089	5,169
Loss (income) of unconsolidated affiliated company	(588)	(5,494)
Loss (gain) on sales of property and equipment	186	642
Restructuring related activities	515	(3,140)
Proceeds from cash flow hedge	6,079
Changes in working capital, net of effects of acquisitions	(64,545)	(21,064)
Net change in deferred charges and credits	(4,190)	12,440

Net cash provided by operating activities	106,418	152,461

Cash flows from investing activities
Additions to property and equipment	(87,125)	(69,354)
Business acquisitions and adjustments, net of cash acquired	(230,275)	(31,391)
Proceeds from sales of property and equipment	568	381
Proceeds from sale of restructuring related assets	1,566	3,131
Increased investment in unconsolidated affiliated company		(7,065)

Net cash used in investing activities	(315,266)	(104,298)

Cash flows from financing activities
Change in long-term debt	265,701	(12,581)
Change in short-term debt	2,894	(28)
Cash dividends paid to stockholders	(38,545)	(34,200)
Stock incentive programs	1,316	293

Net cash provided (used) by financing activities	231,366	(46,516)

Effect of exchange rates on cash	3,735	(129)

Net increase in cash	26,253	1,518

Cash balance at beginning of year	93,898	76,476

Cash balance at end of period	$120,151	$77,994